Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Andrew Hall
615 J.B. Hunt Corporate Drive	Senior Director – Finance
Lowell, Arkansas 72745	(479) 820-0000
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE SECOND QUARTER 2026

■ Second Quarter 2026 Revenue:	$3.50 billion; up 19%
■ Second Quarter 2026 Operating Income:	$259.5 million; up 32%
■ Second Quarter 2026 EPS:	$1.91 vs. $1.31; up 45%

LOWELL, Ark., July 15, 2026 — J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced second quarter 2026 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $181.0 million, or diluted earnings per share of $1.91 versus second quarter 2025 net earnings of $128.6 million, or $1.31 per diluted share.

“I’m grateful for our people and their continued focus on delivering operational excellence around service, safety and cost discipline in this dynamic environment,” said Shelley Simpson, president and CEO. “Our second quarter results reflect the strength of executing our strategy, as we leveraged our investments in our people, technology, and capacity to drive growth and improve profitability. As market conditions continue to evolve, we remain focused on creating long-term value for our shareholders, delivering valuable solutions to our customers while maintaining discipline around returns on our capital.”

Total operating revenue for the current quarter was $3.50 billion compared with $2.93 billion for the second quarter 2025, an increase of 19%. Current quarter total operating revenue, excluding fuel surcharge revenue, increased 11% versus the second quarter 2025. The increase in revenue, excluding fuel surcharge revenue, was primarily driven by increased load volumes in Intermodal (JBI), Integrated Capacity Solutions (ICS) and Truckload (JBT), higher revenue per load in JBI, ICS and JBT and increased productivity in Dedicated Contract Services® (DCS®), partially offset by a 14% decline in Final Mile Services (FMS) stops.

Operating income for the current quarter increased 32% to $259.5 million versus $197.3 million for the second quarter 2025. The increase in operating income was primarily driven by higher revenue, improved productivity across the business, continued execution on our initiative to remove structural cost, lower group medical claims and lower facility rental and equipment storage expenses. These were partially offset by higher purchase transportation cost, particularly in our ICS and JBT segments and higher equipment-related expenses. Consolidated operating income as a percentage of gross revenue increased year-over-year as a result of the previously mentioned items, partially offset by higher fuel expense as a percentage of gross revenue.

Net interest expense for the current quarter decreased approximately 21% from the second quarter 2025 due to a lower average consolidated debt balance partially offset by a modestly higher average interest rate.

The effective income tax rate was 25.4% in the current quarter compared to 26.9% in the second quarter 2025. We now expect our 2026 annual tax rate to be between 24.0% and 24.5%.

Segment Information:

Intermodal (JBI)

■ Second Quarter 2026 Segment Revenue:	$1.75 billion; up 22%
■ Second Quarter 2026 Operating Income:	$150.9 million; up 58%

Intermodal volume increased 10% over the same period in 2025. Transcontinental network loads increased 5%, while Eastern network loads increased 16% compared to the second quarter 2025. Overall demand for our intermodal service increased throughout the quarter driven by the strong value proposition it presents to customers facing higher fuel prices and constrained driver and capacity availability in other transportation modes. Volume growth in our Eastern network continues to be strong, driven by conversion and overall service execution. Segment gross revenue increased 22% from the prior-year period driven by the 10% increase in volume and an 11% increase in gross revenue per load, resulting from higher fuel surcharge revenue, customer rates and changes in mix of freight. Revenue per load excluding fuel surcharge revenue increased 1%.

Operating income increased 58% compared to the second quarter 2025 primarily due to network efficiency resulting from strong volume growth, productivity improvements across the dray network, lower proportion of empty container moves and lower container storage expense. Continued execution on initiatives to lower our cost to serve also contributed to the improvement. These were partially offset by higher insurance premium and claims expense and higher professional driver personnel expense.

Dedicated Contract Services (DCS)

■ Second Quarter 2026 Segment Revenue:	$921 million; up 9%
■ Second Quarter 2026 Operating Income:	$102.5 million; up 9%

DCS revenue increased 9% during the quarter compared to the same period 2025 driven by a 9% increase in productivity (revenue per truck per week) as average trucks were approximately flat versus the prior-year period. Productivity excluding fuel surcharge revenue increased 2% from the prior-year period due to contracted indexed-based price escalators. On a net basis, there were 5 additional revenue-producing trucks in the fleet by the end of the quarter compared to the prior-year period and approximately 140 more versus the end of the first quarter 2026. Customer retention rates have improved to approximately 96%.

Operating income increased 9% from the prior-year period. The increase was driven by the higher revenue, lower group medical claims expense and continued progress on the initiative to lower our cost to serve. These were partially offset by higher insurance premium and equipment-related expenses and higher new business onboarding expenses compared to the prior year period.

Integrated Capacity Solutions (ICS)

■ Second Quarter 2026 Segment Revenue:	$388 million; up 49%
■ Second Quarter 2026 Operating Income/(Loss):	$1.7 million; vs. $(3.6) million in Q2’25

ICS revenue increased 49% during the current quarter compared to the second quarter of 2025. Overall segment volume increased 19% versus the prior-year period with growth in both published and spot volume. Revenue per load increased 26% due to higher rates across both contractual and transactional volume. Contractual volume represented approximately 65% of the total load volume and 63% of the total revenue in the current quarter compared to 62% and 63%, respectively, in the second quarter 2025.

Operating income was $1.7 million compared to an operating loss of $3.6 million for the second quarter of 2025. The operating environment remained volatile during the current quarter as market capacity dynamics continue to evolve rapidly. Operating results improved from the prior-year quarter primarily due to an increase in gross profit driven by the increases in both revenue per load and volume which more than offset a 54% increase in purchased transportation expense. Gross profit margins decreased to 12.5% compared to 15.5% in the prior year period but improved from 12.0% in the first quarter of 2026.

Final Mile Services (FMS)

■ Second Quarter 2026 Segment Revenue:	$198 million; down 6%
■ Second Quarter 2026 Operating Income:	$5.6 million; down 30%

FMS revenue decreased 6% compared to the same period 2025. The decrease was primarily driven by known business losses given our ongoing efforts to improve revenue quality and profitability across various accounts. The decrease in segment gross revenue was partially offset by stabilizing demand across many of the end markets served and the implementation of new business awarded over the past year.

Operating income decreased 30% to $5.6 million compared to the prior-year period. Operating income decreased primarily due to the impact of lower revenue and higher purchased transportation expense. The operating income decline was partially offset by lower claims and facility rental expenses and continued progress on the initiative to lower our cost to serve.

Truckload (JBT)

■ Second Quarter 2026 Segment Revenue:	$240 million; up 35%
■ Second Quarter 2026 Operating Income/(Loss):	($1.3) million; vs. $3.4 million in Q2’25

JBT revenue increased 35% compared to the same period in the prior year. Revenue excluding fuel surcharge revenue increased 28% driven by a 14% increase in load volume and a 13% improvement in revenue per load excluding fuel surcharge revenue. Total average effective trailer count increased by approximately 45 units, or less than 1% versus the prior-year period. Trailer turns in the quarter improved 13% from the prior period primarily due to improved network balance and velocity to improve equipment utilization.

Operating loss was $1.3 million compared to operating income of $3.4 million for the second quarter 2025. Operating performance declined from the prior year period primarily due to higher purchased transportation expense, which resulted in a 12% decline in gross profit. This was partially offset by continued cost management and productivity and a more balanced network. JBT segment operating income as a percentage of segment gross revenue decreased year-over-year as a result of higher third-party capacity costs as a percentage of gross revenue.

Cash Flow and Capitalization:

At June 30, 2026, we had approximately $1.15 billion outstanding on various debt instruments compared to $1.72 billion at June 30, 2025 and $1.47 billion at December 31, 2025.

Our net capital expenditures for the six months ended June 30, 2026 approximated $144.9 million compared to $399.1 million for the same period 2025. At June 30, 2026, we had cash and cash equivalents of approximately $4.2 million.

In the second quarter 2026, we purchased approximately 392,000 shares of common stock for approximately $98 million. At June 30, 2026, we had approximately $791 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2026 approximated 93.9 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2025. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30
	2026		2025
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,853,836		$2,576,319
Fuel surcharge revenues	641,460		351,862
Total operating revenues	3,495,296	100.0%	2,928,181	100.0%

Operating expenses
Rents and purchased transportation	1,677,280	48.0%	1,266,908	43.3%
Salaries, wages and employee benefits	820,352	23.5%	816,941	27.9%
Fuel and fuel taxes	235,208	6.7%	153,710	5.2%
Depreciation and amortization	180,610	5.2%	176,980	6.0%
Operating supplies and expenses	138,870	4.0%	128,245	4.4%
Insurance and claims	88,792	2.5%	84,838	2.9%
General and administrative expenses, including asset dispositions	65,718	1.9%	74,876	2.6%
Operating taxes and licenses	18,920	0.5%	17,770	0.6%
Communication and utilities	10,094	0.3%	10,639	0.4%
Total operating expenses	3,235,844	92.6%	2,730,907	93.3%
Operating income	259,452	7.4%	197,274	6.7%
Net interest expense	16,768	0.5%	21,285	0.7%
Earnings before income taxes	242,684	6.9%	175,989	6.0%
Income taxes	61,650	1.7%	47,365	1.6%
Net earnings	$181,034	5.2%	$128,624	4.4%
Average diluted shares outstanding	94,944		97,976
Diluted earnings per share	$1.91		$1.31

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Six Months Ended June 30
	2026		2025
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$5,502,329		$5,136,048
Fuel surcharge revenues	1,049,458		713,525
Total operating revenues	6,551,787	100.0%	5,849,573	100.0%

Operating expenses
Rents and purchased transportation	3,082,180	47.0%	2,560,236	43.8%
Salaries, wages and employee benefits	1,605,948	24.5%	1,616,588	27.6%
Fuel and fuel taxes	410,267	6.3%	313,643	5.4%
Depreciation and amortization	360,020	5.5%	356,456	6.1%
Operating supplies and expenses	264,131	4.0%	251,698	4.3%
Insurance and claims	176,542	2.7%	169,856	2.9%
General and administrative expenses, including asset dispositions	127,571	2.0%	147,847	2.5%
Operating taxes and licenses	37,453	0.6%	35,250	0.6%
Communication and utilities	21,175	0.3%	22,045	0.4%
Total operating expenses	6,085,287	92.9%	5,473,619	93.6%
Operating income	466,500	7.1%	375,954	6.4%
Net interest expense	34,668	0.5%	39,882	0.7%
Earnings before income taxes	431,832	6.6%	336,072	5.7%
Income taxes	109,245	1.7%	89,708	1.5%
Net earnings	$322,587	4.9%	$246,364	4.2%
Average diluted shares outstanding	95,073		99,226
Diluted earnings per share	$3.39		$2.48

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended June 30
	2026		2025
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,753,689	50%	$1,437,885	49%
Dedicated	920,710	26%	846,755	29%
Integrated Capacity Solutions	388,495	11%	260,243	9%
Final Mile Services	198,037	6%	210,627	7%
Truckload	239,653	7%	176,968	6%
Subtotal	3,500,584	100%	2,932,478	100%
Intersegment eliminations	(5,288)	(0%)	(4,297)	(0%)
Consolidated revenue	$3,495,296	100%	$2,928,181	100%

Operating income

Intermodal	$150,863	58%	$95,747	49%
Dedicated	102,473	40%	93,687	47%
Integrated Capacity Solutions	1,695	1%	(3,554)	(2%)
Final Mile Services	5,557	2%	7,993	4%
Truckload	(1,335)	(1%)	3,369	2%
Other (1)	199	0%	32	0%
Operating income	$259,452	100%	$197,274	100%

	Six Months Ended June 30
	2026		2025
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$3,258,482	49%	$2,907,138	50%
Dedicated	1,761,266	27%	1,669,047	28%
Integrated Capacity Solutions	711,232	11%	528,285	9%
Final Mile Services	386,064	6%	411,331	7%
Truckload	445,036	7%	343,596	6%
Subtotal	6,562,080	100%	5,859,397	100%
Intersegment eliminations	(10,293)	(0%)	(9,824)	(0%)
Consolidated revenue	$6,551,787	100%	$5,849,573	100%

Operating income

Intermodal	$265,353	57%	$190,134	51%
Dedicated	189,868	41%	173,961	46%
Integrated Capacity Solutions	(2,956)	(1%)	(6,220)	(1%)
Final Mile Services	12,722	3%	12,669	3%
Truckload	1,382	0%	5,408	1%
Other (1)	131	0%	2	0%
Operating income	$466,500	100%	$375,954	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended June 30
	2026	2025

Intermodal

Loads	578,072	525,161
Average length of haul	1,587	1,631
Revenue per load	$3,034	$2,738
Average tractors during the period *	6,212	6,376
Tractors (end of period) *	6,232	6,363
Trailing equipment (end of period)	124,199	125,265
Average effective trailing equipment usage	112,301	102,603

Dedicated

Loads	995,594	992,772
Average length of haul	172	177
Revenue per truck per week**	$5,635	$5,163
Average trucks during the period***	12,658	12,689
Trucks (end of period) ***	12,744	12,739
Trailing equipment (end of period)	34,343	32,345
Average effective trailing equipment usage	35,645	33,027

Integrated Capacity Solutions

Loads	156,856	132,315
Revenue per load	$2,477	$1,967
Gross profit margin	12.5%	15.5%
Employee count (end of period)	710	560

Final Mile Services

Stops	861,905	998,916
Average trucks during the period***	1,199	1,317

Truckload

Loads	118,714	104,357
Revenue per load	$2,019	$1,696
Average length of haul	584	611

Tractors (end of period)
Company-owned	-	-
Independent contractor	1,880	2,041
Total tractors	1,880	2,041

Trailers (end of period)	12,573	12,785
Average effective trailing equipment usage	12,190	12,144

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Six Months Ended June 30
	2026	2025

Intermodal

Loads	1,114,924	1,046,982
Average length of haul	1,600	1,645
Revenue per load	$2,923	$2,777
Average tractors during the period *	6,198	6,403
Tractors (end of period) *	6,232	6,363
Trailing equipment (end of period)	124,199	125,265
Average effective trailing equipment usage	110,193	105,164

Dedicated

Loads	1,937,825	1,935,666
Average length of haul	172	179
Revenue per truck per week**	$5,438	$5,146
Average trucks during the period***	12,649	12,656
Trucks (end of period) ***	12,744	12,739
Trailing equipment (end of period)	34,343	32,345
Average effective trailing equipment usage	34,497	32,972

Integrated Capacity Solutions

Loads	308,675	270,058
Revenue per load	$2,304	$1,956
Gross profit margin	12.3%	15.4%
Employee count (end of period)	710	560

Final Mile Services

Stops	1,666,641	1,919,260
Average trucks during the period***	1,214	1,335

Truckload

Loads	232,135	199,500
Revenue per load	$1,917	$1,722
Average length of haul	589	616

Tractors (end of period)
Company-owned	-	-
Independent contractor	1,880	2,041
Total tractors	1,880	2,041

Trailers (end of period)	12,573	12,785
Average effective trailing equipment usage	12,352	12,120

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$4,162	$17,284
Accounts Receivable, net	1,461,271	1,160,371
Prepaid expenses and other	347,913	426,535
Total current assets	1,813,346	1,604,190
Property and equipment	9,359,388	9,348,370
Less accumulated depreciation	3,988,837	3,810,269
Net property and equipment	5,370,551	5,538,101
Other assets, net	760,881	784,864
	$7,944,778	$7,927,155

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$699,859
Trade accounts payable	792,348	655,604
Claims accruals	322,235	310,339
Accrued payroll	153,185	110,388
Other accrued expenses	176,895	159,153
Total current liabilities	1,444,663	1,935,343

Long-term debt	1,145,337	766,938
Long-term claims accruals	487,457	444,479
Other long-term liabilities	298,697	307,005
Deferred income taxes	911,509	908,305
Stockholders' equity	3,657,115	3,565,085
	$7,944,778	$7,927,155

Supplemental Data

(unaudited)

	June 30, 2026	December 31, 2025

Actual shares outstanding at end of period (000)	93,915	94,595

Book value per actual share outstanding at end of period	$38.94	$37.69

	Six Months Ended June 30
	2026	2025

Net cash provided by operating activities (000)	$723,266	$806,245

Net capital expenditures (000)	$144,947	$399,079